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                                  EXHIBIT A

                                      Northeast Federal Corp.
[LOGO] NEWS                           Holding Company of Northeast Savings, F.A.
                                      50 State House Square
                                      Hartford, Conneticut 06103



                                   CONTACT:  Laurie Norris
                                             Assistant Vice President
                                             Office of the CEO
                                             (203) 280-1043


FOR IMMEDIATE RELEASE

                NORTHEAST FEDERAL CORP. ANNOUNCES REO SALES AND
                   MAKES EARNINGS FORECAST AT ANNUAL MEETING

     HARTFORD, Conn.--At its annual meeting of stockholders, Northeast Federal Corp., (NYSE:NSB), the holding company for Northeast Savings, F.A., today (May 20, 1994) announced the completion of a series of sales of foreclosed properties and made an earnings forecast for 1994 and 1995.

     In remarks delivered at the meeting held at the Hartford Club, Kirk W. Walters, president and chief executive officer, said that Northeast sold "virtually all" of its foreclosed properties in California, in addition to certain other foreclosed properties, in a series of transactions during April and May. The transactions, which were fully reserved for during the first fiscal quarter, reduced the company's non-performing assets from $90.9 million to $66.4 million, or 1.84% of total assets, on a pro forma basis as of March 31, 1994.

     In reviewing 1993 activity, Walters said the company had succeeded in reducing its level of geographic risk in California; reducing its overall level of non-performing assets; and increasing its capital levels. He said Northeast expected to exceed the levels necessary to meet the definition of a well-capitalized thrift after June 30, 1994.

     Walters further announced that the company expected net earnings for 1994 to be in the range of approximately $9 million to $11 million, or $0.40 to $0.50 per share. For 1995, the company expects earnings in the range of approximately $16 million to $19 million, or $0.80 to $1.00 per share. The earnings projections are based on an assumption the national economy

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would continue to grow modestly and that the regional economy would begin a recovery in 1994, but at a slower pace than the national economy, and interest rates are projected to be relatively stable compared to current levels.

     Walters said the anticipated improvement would come from three sources. "First," he said, "the company expects a reduction in credit costs due to a sharp reduction in non-performing assets and a significant reduction in credit risk exposure to the California economy."

     "Second, the company expects a major reduction in general and administrative (G&A) expenses due to the relocation of its corporate headquarters from Hartford to Farmington, Conn., in 1995, and the sale of branches in Eastern Massachusetts, Rhode Island, and California. Third, the company anticipates an increase in its net interest margin, primarily due to a reduction in non-performing assets." While the projected earnings reflect management's judgment regarding what stockholders can expect, there can be no assurance that earnings will be within the ranges predicted.

     Northeast Savings is one of the largest thrift institutions based in New England, with 160 years of continuous service to its customers. A traditional thrift institution, Northeast Savings concentrates on its strengths of retail deposit gathering and residential mortgage lending.

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